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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Trigon Healthcare, Inc.:

        We consent to the use of our reports dated February 6, 2002, with respect to the consolidated balance sheets of Trigon Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001 and related financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG LLP

Richmond, Virginia
June 12, 2002

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Independent Auditors' Consent